EXHIBIT 99.1

Corporate Communications Contact:
Brian Ziel (831.439.5429)
brian.ziel@seagate.com
SEAGATE

FRANK J. BIONDI, JR. JOINS SEAGATE BOARD OF DIRECTORS

Former CEO of Viacom, Universal Studios and HBO brings extensive consumer-entertainment experience

SCOTTS VALLEY, Calif. — December 22, 2005 — Seagate Technology (NYSE: STX), the world’s leading hard drive company, today announced that Frank J. Biondi, Jr., a former chief executive with Viacom, Inc., Universal Studios and Home Box Office, has joined the company’s board of directors and has become a member of the audit committee.

Biondi is currently senior managing director of WaterView Advisors LLC, a private equity fund specializing in media investments.

In addition to serving as CEO of leading entertainment companies Viacom, Universal Studios and Home Box Office during the 1980s, Biondi also was an executive with The Coca-Cola Company, Columbia Pictures, Sesame Workshop, TelePrompTer Corporation and the predecessors of Salomon Smith Barney and Prudential Securities.

Biondi currently serves on the boards of The Bank of New York, Amgen, Hasbro, Harrah’s Entertainment, Cablevision Systems and The Museum of Television and Radio.

He is a founding member of the University of Southern California’s Board of Councilors of the School of Cinema-Television and is on the board of advisors for the Annenberg School for Communication. He received a B.A. from Princeton University and an M.B.A. from Harvard University.

Frank J. Biondi, Jr. Joins Seagate Board of Directors

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About Seagate

Seagate is the worldwide leader in the design, manufacturing and marketing of hard disc drives, providing products for a wide-range of Enterprise, Desktop, Mobile Computing, and Consumer Electronics applications. Seagate’s business model leverages technology leadership and world-class manufacturing to deliver industry-leading innovation and quality to its global customers, and to be the low cost producer in all markets in which it participates. The company is committed to providing award-winning products, customer support and reliability to meet the world’s growing demand for information storage. Seagate can be found around the globe and at www.seagate.com.

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